Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CSG CEO ED NAFUS ANNOUNCES RETIREMENT;

EVP PETER KALAN NAMED SUCCESSOR

ENGLEWOOD, COLO. (November 20, 2007)—CSG Systems International, Inc., (NASDAQ: CSGS) announced today that Edward C. Nafus, president and chief executive officer of the company, has announced his plans to retire at the end of the year, following nearly 10 years of service with CSG.

CSG veteran Peter Kalan, executive vice president, corporate & business development, has been named to succeed Nafus as president and chief executive officer. Kalan, 48, has served in various senior and executive management roles with CSG for 11 years. In his current capacity, he has been responsible for overseeing CSG’s corporate and business development efforts, including CSG’s two recent acquisitions. Prior to this role, he served as the company’s chief financial officer.

Along with selecting Kalan as Nafus’ successor, CSG’s Board of Directors also voted him to serve on the Board, effective immediately. Nafus will continue to serve on CSG’s Board of Directors, with his current Board term running through mid-2010.

Nafus, 67, has served as CSG’s president and CEO since April 2005. Prior to his appointment as CEO, Nafus served in various senior and executive leadership roles, including President and Executive Vice President of CSG’s Broadband Services Division, directing CSG through periods of high growth and rapid change, and building the business to support value-added customer interactions on behalf of some of North America’s leading cable and direct broadcast satellite providers.

“On behalf of the CSG Board of Directors, I am grateful to Ed for his outstanding leadership and focus on operational excellence,” said Bernie Reznicek, Chairman of the CSG’s Board of Directors. “Peter’s appointment by the Board to succeed Ed is a testament to Ed’s commitment to building a solid, experienced and talented leadership team, and an organization centered on serving its customers which has led CSG to some of its most significant achievements.”

Nafus stated, “I am very proud of the company the entire CSG team has created, and am indebted to our employees, customers, shareholders, Board and vendors who have been part of this exciting journey. CSG enjoys a strong position in our industry, with innovative technology and great relationships with our customers. Our future looks promising, and I’m confident that Peter can carry forward the strategy, passion and leadership necessary for continued successes by CSG.”

“Kalan’s appointment to the leadership post will provide continuity of leadership to CSG while offering a renewed vision for the company’s future,” Reznicek said. Kalan will begin work immediately with Nafus and the CSG Board of Directors on a transition plan, stepping into his new role effective at the end of the year.

About CSG Systems

Headquartered in Englewood, Colorado, CSG Systems International (NASDAQ: CSGS) is the leading provider of outsourced billing, customer care, and print and mail solutions and services supporting the North American cable and direct broadcast satellite markets. CSG’s solutions support some of the world’s largest and most innovative providers of bundled multi-channel video, Internet, voice and IP-based services. CSG’s unique combination of solutions, services and expertise ensure that cable and satellite operators can continue to rapidly launch new service offerings, improve operational efficiencies and deliver a high-quality customer experience in a competitive and ever-changing marketplace. For more information, visit our website at www.csgsystems.com.

Safe-Harbor Statement

This news release contains forward-looking statements as defined under the Securities Act of 1933, as amended that are based on assumptions about a number of important factors and involve risks and uncertainties that could cause actual results to differ materially from what appears in this news release. These factors include, but are not limited to: 1) CSG’s ability to continue to perform satisfactorily and maintain good customer relations with its four largest clients, Comcast Corporation, Echostar Communications, Time Warner, Inc., and Charter Communications, which combined make up approximately 70% of CSG’s revenues; 2) the continued acceptance of CSG’s Advanced Convergent Platform and its related products and services; 3) CSG’s ability to enhance current products and develop new technology that will retain existing clients and capture new market share; 4) significant forays into new markets, which may prove costly and unprofitable; 5) the degree to which CSG’s expectations of market penetration and consumer acceptance of advanced IP services prove true — and even if realized, CSG’s ability to meet the billing and customer care needs of those markets; 6) client consolidation, which has decreased the number of potential buyers for many of CSG’s products and services; 7) CSG’s ability to renew contracts and sell additional products and services to existing and new clients; 8) CSG’s ability to successfully deliver on lengthy and/or complex implementation projects, which by their nature, carry much more risk; and 9) CSG’s ability to successfully integrate and manage acquired businesses or assets in order to achieve the expected strategic, operating and financial goals established for such acquisitions. This list is not exhaustive and readers are encouraged to review the additional risks and important factors described in CSG’s reports on Forms 10-K and 10-Q and other filings made with the SEC.

For more information, contact:

Media Relations:

Elise Brassell

CSG Systems

Phone: (303) 804-4962

E-mail: elise_brassell@csgsystems.com

Investor Relations:

Roger Metz

CSG Systems

Phone: (303) 804-4082

E-mail: roger_metz@csgsystems.com